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                                                                      EXHIBIT 99


Contact: George Sard/Anna Cordasco              Michael Claes
Sard Verbinnen & Co.                            Burson-Marsteller
(212) 687-8080                                  (212) 614-5236


                       STATEMENT BY TRACINDA CORPORATION
                       ---------------------------------

     LAS VEGAS, NV, November 2, 1995 -- The following statement was issued today by Jerome B. York, Vice Chairman of Tracinda Corporation:

     "We are pleased that Chrysler's Board of Directors appears to be taking our proposals seriously and says it has committed itself to a thorough review of its corporate governance procedures and board composition. Tracinda hopes to have a constructive dialogue with Chrysler on these important issues. We look forward to meeting soon with Chrysler to understand the Board's review process and timetable."

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